UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37526	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2021, TELA Bio, Inc. (the “Company”) announced the appointment of Roberto Cuca as Chief Financial Officer and Chief Operating Officer of the Company, effective September 27, 2021. Mr. Cuca will also serve as the Company’s principal financial officer and principal accounting officer. Effective upon Mr. Cuca’s employment, Megan Smeykal, the Company’s Vice President – Corporate Controller, will cease performing the duties of the principal financial officer of the Company.

Mr. Cuca, age 54, served as Senior Advisor of OraSure Technologies, Inc., a point-of-care testing and sample collection technologies company, from May 2018 to June 2018 and as the Chief Financial Officer from June 2018 to September 2021. Before joining OraSure Technologies, Mr. Cuca served as Senior Vice President and Chief Financial Officer of Trevena, Inc., a clinical stage biopharmaceutical company, from September 2013 to May 2018, where he led the finance and investor relations functions and worked with senior management to establish and execute overall corporate strategy. Prior to his tenure with Trevena, Mr. Cuca held various leadership positions in the finance organization of Endo Health Solutions Inc., a pharmaceutical company, including Treasurer and Senior Vice President, Finance, where he was responsible for capital raises and cash management, mergers, acquisitions and licensing transactions, tax planning and compliance, and risk management. Before he joined Endo Health Solutions, Mr. Cuca served as the Director, Corporate and Business Development at moksha8 Pharmaceuticals, Inc., an emerging markets-focused pharmaceutical company, and as an equity analyst covering U.S. pharmaceutical companies at J.P. Morgan Chase & Co. Mr. Cuca holds an A.B. in Philosophy from Princeton University, a M.B.A from The Wharton School of the University of Pennsylvania, and a J.D. from Cornell Law School. Mr. Cuca is also a CFA Charterholder.

No family relationship exists between Mr. Cuca and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Cuca and any other person pursuant to which Mr. Cuca was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Cuca had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

On September 27, 2021, in connection with Mr. Cuca’s appointment and pursuant to the employment agreement described below, Mr. Cuca was granted equity in the Company as an inducement material to his acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grant”), consisting of an option to purchase 144,000 shares of the Company’s common stock, par value $0.001 per share, with an exercise price of $13.31 and vesting 25% on the first anniversary of the grant date, with the remaining 75% vesting in 36 equal monthly installments. The vesting of the option is subject to Mr. Cuca’s continued service with the Company and expires on September 27, 2031.

The Company entered into an employment agreement, dated August 27, 2021, with Mr. Cuca (the “Cuca Employment Agreement”), providing for, among other things, an annual base salary of $425,000, a target annual bonus opportunity of 50% of his base salary each year (with the target bonus for 2021 not being pro-rated), and the Inducement Grant. Pursuant to the Cuca Employment Agreement, if Mr. Cuca is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the Cuca Employment Agreement), he will be entitled to (i) all accrued and unpaid base salary through the termination date; (ii) any accrued or unpaid bonus for the preceding year; (iii) nine months of severance based on his then current base salary; and (iv) continuation of health, dental and vision insurance for a period of nine months. In the event that Mr. Cuca is terminated without “Cause” or resigns for “Good Reason” during a “change of control period” (as such terms are defined in the Cuca Employment Agreement), then he is entitled to (i) 12 months of severance based on his then current base salary; (ii) a pro-rated portion of the annual bonus that he would have earned for the year of termination had he remained employed; and (iii) the acceleration of vesting and exercisability of all of his outstanding equity awards, provided, however, that for any awards that vest in whole or in part based on the attainment of performance-vesting conditions, only the service-vesting conditions (if any) of such award shall be deemed satisfied, while the performance-vesting conditions of such award shall remain eligible to be achieved based upon actual performance over the remainder of the applicable performance period.

The foregoing description of the Cuca Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cuca Employment Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being furnished herewith:

Exhibit No.	Document
10.1	Employment Agreement between by and between TELA Bio, Inc. and Roberto Cuca, dated August 27, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President, Chief Executive Officer and Director

Date: September 27, 2021